GreenSky Names New Chief Financial Officer

Andrew Kang Joins GreenSky as CFO
Robert Partlow to Lead Capital Markets Team

ATLANTA–(BUSINESS WIRE) – September 8, 2020 -- GreenSky, Inc. (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, is pleased to announce the appointment of Andrew Kang as Executive Vice President and Chief Financial Officer, effective September 14, 2020, reporting to David Zalik, GreenSky Chairman and CEO. He succeeds Robert Partlow who will transition into the newly created role of Executive Vice President of Capital Markets.

Mr. Kang has over 20 years of experience in banking and consumer finance and most recently served as Corporate Treasurer for Santander Holdings USA, the $150 billion U.S. bank holding company of Banco Santander S.A., and Santander Consumer USA, a full spectrum auto finance company. He was responsible for all funding, liquidity and bank relationships, where he oversaw over $50 billion in securitizations, private credit facilities and asset sales. Mr. Kang also was responsible for the company’s asset liability management, capital management, strategic planning, and investor relations. Previously, he has held positions in finance and treasury at Exeter Finance, HSBC Finance, Capital One and Thomson Reuters managing financial reporting, accounting, audit, and internal controls for both public and private companies. Mr. Kang received his Bachelor of Arts in Biology and Post-baccalaureate certification in Accounting, both from the University of Virginia.

"We are thrilled to have Andrew join GreenSky," said Mr. Zalik. "Andrew has demonstrated a proven track record of helping transform companies for strategic growth while navigating complex market and regulatory environments, and has a deep understanding of consumer credit, operations and risk management. This experience will be extremely valuable to GreenSky."

"I would also like to thank Rob for his tireless efforts on GreenSky’s behalf these past 6 years where, under his leadership, GreenSky has built outstanding finance, financial reporting, accounting, treasury, and tax teams. Rob’s transition in responsibilities will allow him to focus on GreenSky’s increasingly important capital markets activities," added Zalik.

Mr. Kang commented, "I am extremely excited to be joining GreenSky at a time where it is poised for exceptional long-term growth and profitability. I look forward to further expanding GreenSky’s diversified funding model and to helping drive the strong financial, operational and strategic results of the Company. I am honored to join the GreenSky team and to partner with its talented group of professionals to help ensure the Company’s future success."

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, 3.4 million consumers have financed $25 billion of commerce using our paperless, real time "apply and buy" technology and the Company services a $9 billion+ loan portfolio. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.

Contacts:
Investor Relations
Tom Morabito
470.284.7013
investors@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com